Exhibit 3.23

CERTIFICATE OF FORMATION

OF

CURTIS PALMER LLC

1.               The name of the limited liability company is Curtis Palmer LLC (the “Company”).

2.               The name and address of the Company’s registered agent and registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.

3.               This Certificate of Formation shall be effective upon the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on September 28, 2007.

By:	/s/ William Wright
Name:	William Wright
Assistant Corporate Secretary